LYONS FUNDS
PLAN OF DISTRIBUTION
PURSUANT TO RULE 12b-1 UNDER
THE INVESTMENT COMPANY ACT OF 1940

WHEREAS, Lyons Funds (“Trust”) is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end management investment company, and offers for public sale shares of beneficial interest in separate series, each corresponding to a distinct portfolio; and

WHEREAS, the Trust’s Board of Trustees (“Board”) has established the series and classes of such series as listed on Schedule A (each a “Fund” and collectively, the “Funds”) of beneficial interest in the Trust; and

WHEREAS, the Trust has entered into a Principal Underwriting Agreement (the “Underwriting Agreement”) with Foreside Fund Services, LLC (the “Distributor”) pursuant to which the Distributor has agreed to serve as principal underwriter of the Funds’ shares; and

WHEREAS, the Trust has entered into an investment advisory agreement with Lyons Wealth Management, LLC. (the “Adviser”) for the benefit of the Fund(s);

NOW, THEREFORE, the Trust hereby adopts this Plan of Distribution Pursuant to Rule 12b-1 (the “Plan”) with respect to the Fund(s) in accordance with Rule 12b-1 under the 1940 Act.

1.
A.     Each Fund is authorized to pay to the Distributor, Adviser, participating financial institutions and other intermediaries such as banks, savings and loan associations, insurance companies, investment advisers/counselors, broker-dealers, mutual fund supermarkets (together referred to herein as “Firms”), as compensation for service and/or distribution activities with respect to such classes of such Fund and its shareholders, a fee at the annual rate listed on Appendix A.

B. The amount of the fees specified in this Paragraph of the Plan shall be calculated and accrued daily and paid monthly or at such other intervals as the Board shall determine.

C.     Each share class of each Fund subject to this Plan may pay a fee to Firms for service and/or distribution activities at a lesser rate than the fees specified in Appendix A of this Plan, in each case as agreed upon by the Board and Firms and/or the Distributor, and as approved in the manner specified in Paragraph 3 of this Plan.

2.
The Distributor, Adviser and other participating Firms may spend such amounts as they deem appropriate on any activities or expenses primarily intended to result in the sale of the Funds’ shares or the servicing and maintenance of shareholder accounts, including, but not limited to, compensation to employees; compensation to and expenses, including overhead and telephone and other communication expenses, of Firms and/or the Distributor, and selected dealers who engage in or support the distribution of shares or who service shareholder accounts; the costs of printing and distributing prospectuses, statements of additional information, and reports for other than existing shareholders; the costs of preparing, printing and distributing sales literature and advertising materials; and internal costs incurred by Firms or the Distributor and associated by Firms or the Distributor to efforts to distribute shares of the Fund such as office rent, employee salaries, employee bonuses and other overhead expenses.

3.
This Plan shall take effect with respect to classes of shares of each Fund on the date set forth below, together with any related agreements, provided that it shall not take effect with respect to any Fund unless it has been approved by votes of a majority of a “majority” of the Fund’s shareholders holding the applicable share class and both (a) the Board and (b) those Trustees of the Trust who are not “interested persons” of the Trust and have no direct or indirect financial interest in the operation of this Plan or any agreements related thereto (“Independent Trustees”), cast in person at a meeting (or meetings) called for the purpose of voting on such approval; and until the Trustees who approve the Plan’s taking effect with respect to such Fund have reached the conclusion required by Rule 12b-1(e) under the 1940 Act.

4.
After approval of this Plan with respect to classes of shares of a Fund as set forth in Paragraph 3, this Plan shall take effect and continue in full force and effect with respect to such classes of shares of such Fund for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in Paragraph 3.

5.
The Adviser or the Distributor shall provide to the Board, and the Board shall review, at least quarterly, a written report of the amounts expended with respect to each Fund by Firms and the Distributor under this Plan and the Distribution Agreement and the purposes for which such expenditures were made.

6.
For purposes of this Plan, “distribution activities” shall mean any activities in connection with the sale of Fund shares that are not deemed “service activities.” “Service activities” shall mean activities covered by the definition of “service fee” as set forth in FINRA Rule 2830(b)(9), or any subsequent amendments to such definition.

7.
This Plan may be terminated with respect to any Fund or class of shares of such Fund at any time by vote of a majority of the Board, by vote of a majority of the Independent Trustees, or by vote of a majority of the outstanding voting securities of that Fund.

8.
This Plan may not be amended to increase materially the amount of fees provided for in Appendix A hereof with respect to a class of shares of a Fund unless such amendment is approved by a vote of a majority of the outstanding voting securities of the Fund, and no material amendment to the Plan shall be made unless approved by the Board and the Independent Trustees in the manner provided for annual approval and renewal in Paragraph 3 hereof.

9.
While this Plan is in effect, the selection and nomination of Trustees who are not interested persons of the Trust shall be committed to the discretion of the Trustees who are not interested persons of the Trust.

10.	As used in this Plan, the terms “majority of the outstanding voting securities” and “interested person” shall have the same meaning as those terms in the 1940 Act.

11.
The Trust shall preserve copies of this Plan (including any amendments thereto) and any related agreements and all reports made pursuant to Paragraph 5 hereof for a period of not less than six years from the date of this Plan, the first two years in an easily accessible place.

12.
The obligations of the Trust under this Plan shall not be binding upon the Trustees of the Trust or the shareholders of any Fund individually, but shall bind only the Trust. The Trustees of the Trust and the shareholders of each Fund shall not be liable for any obligations of the Trust or any Fund under this Plan, and Firms, the Distributor or any other person, in asserting any rights or claims under this Plan shall look only to the assets and property of the Trust or such Fund in settlement of such right or claim, and not to such Trustees or shareholders.

Date: _________, 2015

APPENDIX A
to the
PLAN OF DISTRIBUTION
PURSUANT TO RULE 12b-1 UNDER
THE INVESTMENT COMPANY ACT OF 1940
Fee Schedule
Fee as a % of Average Daily Net Assets of Each Fund

Funds of the Trust	Class C Shares
	Distribution	Service	Total
	Activities	Activities	Fee

Lyons Fund Small Cap Fund	0.75%	0.25%	1.00%

Class A Shares
Distribution
and/or
	Service		Total
	Activities		Fee
Lyons Fund Small Cap Fund	0.25%		0.25%

Date: ______, 2015